NUMBER

1

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SHARES

Direct LED, Inc.

TOTAL AUTHORIZED ISSUE
100,000,000 SHARES PAR VALUE $0.0001 EACH
COMMON STOCK

See Reverse for Certain Definitions

This is to Certify that ______________________________ is the owner of

______________________________ fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated

______________________ Secretary

______________________ President